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                                                                   Exhibit 10.45

                                 March 16, 1998


Mr. Gary D. Simon
615 Georgetown Place
Davis, California 95616

Dear Gary,

We are delighted that you are interested in taking on the Senior Vice President
- Strategy and Development role here at Northeast Utilities. Let me take this opportunity to formally describe our proposed offer to you, as revised pursuant to our earlier conversation today.

TITLE - Senior Vice President - Strategy and Development
              (reporting to John Forsgren)

BASE SALARY - $225,000

SHORT-TERM INCENTIVE

This is an annual incentive plan whose current target payout is 35 percent of your base salary and whose current maximum payout is 70 percent of your salary. Payouts under the short-term incentive plan are made in cash and are expected to be made during the first quarter of the year following the performance year. The short-term incentive plan is heavily influenced by the performance of the company against EPS goals.

For 1998, the Company will guarantee you a payout under the short-term plan of $75,000.

LONG-TERM INCENTIVE

This is a stock-based plan whose current target grant level is 40 percent of base salary. The 1998 plan works by making annual grants of non-qualified stock options and restricted stock in a ratio of four stock options to each share of restricted stock. The options and restricted stock vest one-third per year, commencing on the date of grant. You would be


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eligible to begin participating in this plan in 1999, and grants are anticipated to be made in January of that year.

SIGNING BONUS/INITIAL OPTION AWARD

In addition to the above compensation, you will be paid a cash signing bonus of $25,000 within 30 days after you join the company. Also, as a senior executive at NU, we would like to see you have a substantial equity position in the company. Therefore, we will award you non-qualified stock options to purchase 75,000 shares of common stock of NU, for a term expiring 10 years after your hire date, at a purchase price equivalent to the closing price of NU shares on the date you are hired. Your right to exercise these options will vest in increments equal to 37,500 shares on the second anniversary of your hire date, 18,750 shares on the third anniversary of your hire date, and 18,750 on the fourth anniversary of your hire date. This option grant is subject to the approval of the Compensation Committee of the NU Board of Trustees, which approval will be requested at its next regularly scheduled meeting to be held on April 14. The terms of the option grant to you, to the extent not inconsistent with the above provisions will be subject to the terms of the stock option plan being submitted to the company's shareholders for approval in May, 1998.

RELOCATION

You will be provided with our executive relocation package as necessary, along with up to 90 days of temporary accommodations expense coverage and reimbursement for six round-trip coach air fares between Hartford, Connecticut and Davis, California during the next year. To the extent that our relocation policy does not cover your reasonable relocation expenses, we will discuss and consider further reimbursement.

OTHER

In addition to the above, we offer a full range of employee benefits (vacation, holidays, medical and dental benefits, disability coverage, life insurance, etc.) You will be entitled to four weeks vacation per year, commencing in 1998.

All of our employment offers are subject to background checks and proof of U.S. citizenship, and you must take a pre-placement medical examination before you begin work. We also require all executives to sign non-compete and confidentiality agreements (copy attached), and we provide change of control protection as well (copy also attached).

Gary, I'm sure that this brief letter may not answer all of your questions. You should feel free to call Peter Kindler, John Forsgren or me to discuss any aspect of this offer. If this offer is acceptable, please so indicate by signing and returning a copy of the letter to me.


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                                   Sincerely,

                              /s/ Cheryl W. Grise


/s/ Gary D. Simon
Gary D. Simon                 Date

CWG:dsf
Enclosures


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